Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries, Inc. - President, CEO
Rick Vilsoet Dycom Industries, Inc. - VP, General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO
Tim Estes Dycom Industries, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Tahira Afzal KeyBanc Capital Markets Inc. - Analyst
Simon Leopold Raymond James & Associates - Analyst
Alex Rygiel FBR & Co. - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Filomena Liggio Clearwater Capital - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Welcome to the Dycom results conference call. For the conference, all participant lines are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time.

(Operator Instructions)

As a reminder, today's call is being recorded. I will turn the conference now to Mr. Steven Nielsen. Please go ahead.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thank you, John. Good morning everyone. I'd like to thank you for attending this conference call to review our fourth quarter FY14 results. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com, under the heading, Events.

Relevant slides will be identified by number throughout our presentation. Going to slide 2. Today, we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries Inc - General Counsel

Thank you, Steve. Referring to slide 3, except for historical information, statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements, including those relating to the Company's outlook, are based on management's current expectations, estimates, and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 27, 2013 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Rick. Now moving to slide 4 and a review of our fourth-quarter results. As you review our results, please note that we have presented certain revenue amounts excluding revenues from subsidiaries acquired during the fourth quarters of FY13 and FY14, certain revenue amounts excluding revenues from stimulus funded projects, Adjusted EBITDA and Adjusted EPS, all of which are non-GAAP financial measures in our release and comments.

See slides 14 through 18 for a reconciliation of Non-GAAP measures to GAAP measures. Revenue for the quarter increased slightly year-over-year to $482.1 million, an increase of just less than 1%. After excluding revenues from subsidiaries acquired during the fourth quarters of 2013 and 2014, revenue declined 0.7% organically. Revenues for the quarter were impacted by an expected decline in work for rural customers receiving stimulus funding and customers modulating near-term spending as network strategies adapt to a changing environment.

Gross margins and general and administrative expenses as a percentage of revenue were essentially in line year over year, reflecting solid operating performance. All of these factors produced Adjusted EBITDA of $57.5 million, or 11.9% of revenue. And net income of $0.48 per share compared to net income of $0.44 in the year-ago quarter.

Net income was increased from comparatively lower amortization expense and by higher than expected other income in the quarter, reflecting strong prices for assets sold through our routine asset disposal program. Liquidity was solid in the quarter, with cash and availability under our current credit facility totaling $183.3 million. And finally during the quarter, we completed the acquisition of Watts Brothers Cable Construction, a supplier of wireline construction services throughout the Southeast and Midwest.

Now we will update our views of a significant industry end market driver which is impacting our business and outlook. Going to slide 5. One year ago tomorrow, we stated our view that the end market drivers evident at the time were, “but harbingers of emerging industry-wide consensus that network bandwidth, both wireline and wireless, needs to increase dramatically in response to consumer demand and competitive realities”.

Today that consensus is fully visible. Since our last earnings call in May, a number of major industry participants have initiated significant wireline network deployments that have dramatically increased bandwidth, public announcements of new high bandwidth network deployments are occurring almost weekly.

Most major industry participants now believe that newly deployed networks should be designed to provision bandwidth, enabling 1 gigabit speeds to individual consumers. Previous network architectures which are not capable of the new standard are being phased out by some as not future proof. And new architectures are being developed, tested, and deployed. All of these industry developments are producing opportunities across a broad array of our existing customers, which, in aggregate, are unprecedented for the industry.

Currently, we are providing engineering and design and aerial and underground construction services for 1 gigabit full deployments. These services are being provided across the country in nine major metropolitan areas to a number of customers. We believe that revenue and opportunities driven by this new industry standard are accelerating throughout the remainder of this calendar year and into 2015.

As with prior industry changes of this magnitude, we expect some near-term customer spending modulations as network strategies adapt to the new environment as well as some of the normal timing uncertainty associated with the initiation of large-scale network deployments. We remain confident that our competitively unparalleled scale and market share position us well to deliver valuable service to our customers for those opportunities which have the highest likelihood of benefiting our shareholders.

Moving to slide 6. During the quarter, we experienced the effects of an industry environment which we believe continues to improve. AT&T was our largest customer at 20.0% of total revenue, or $96.5 million. AT&T grew 19.1% organically year over year; wireline services grew organically for the sixth consecutive quarter.

Revenue from CenturyLink was $60.0 million, or 12.4% of revenue. CenturyLink was our second largest customer. Revenue from Comcast was $58.6 million, or 12.2% of revenue. Comcast was our third largest customer and grew organically 12.1%.

Verizon was Dycom's fourth largest customer for the quarter at 8.0% of revenue, or $38.6 million. Revenue from Windstream was $26.5 million, or 5.5% of revenue. Windstream was our fifth largest customer. Altogether, our revenue declined 0.7% after excluding revenues from subsidiaries acquired during the fourth quarters of 2013 and 2014.

Our top five customers, combined, produced 58.1% of revenue, declining 2.0% organically while all other customers grew 1.1% organically. Of note, organic revenue increased 1.7%, excluding projects funded in part by the American Recovery and Reinvestment Act of 2009.

Now going to slide 7. Backlog at the end of the fourth quarter was $2.331 billion versus $2.046 billion at the end of the third quarter, an increase of approximately $285 million. Of this backlog, approximately $1.345 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance as we continue to book new work, renew existing work, and anticipate substantial future opportunities.

For AT&T, we renewed for three years a wireless construction services agreement for Florida, Georgia, and Kentucky. With Comcast, we secured new construction service agreement in New Mexico and the state of Washington. For Charter, we renewed cable construction and maintenance service agreements in Illinois, Missouri, Tennessee, Alabama, and Texas.

From Corning, we received construction and/or engineering services agreements for Washington, Oregon, Nevada, Utah and Colorado. For Verizon, we extended and expanded for three years, our central office infrastructure services agreement for New York, New Jersey, and Pennsylvania. And finally, we secured rural and municipal broadband projects in a number of states, including Washington, Oregon, Colorado, Minnesota, Arkansas, and South Carolina. Headcount increased during the quarter to 10,592.

Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries Inc - CFO

Thanks, Steve and good morning, everyone. Going to slide 8 for a summary of the quarterly results, contract revenues for Q4 of 2014 were $482.1 million.

Businesses acquired in the fourth quarter of 2014 and 2013 contributed $9.5 million of revenue in the current period and $2.6 million in the year-ago period. Adjusted EBITDA came in at $57.5 million, which was near the prior year results. And earnings per share Non-GAAP were $0.48 per share compared to $0.44 per share in Q4 2013.

Turning to slide 9. Total revenue increased to $482.1 million, reflecting growth from several significant customers, offset by declines from rural customers on stimulus projects and certain customer spending modulations during the quarter.

Gross margins were in line year over year and G&A was up with the inclusion of acquired companies for the full quarter this year and a slight increase in stock-based compensation. Higher depreciation from recent cap-ex was more than offset by the $2.9 million decline in amortization. Adjusted EBITDA percent was essentially in line year over year and reflect a sound performance.

Turning to slide 10. Our balance sheet continues to reflect the strength of our business, and our liquidity is at $183.3 million, with cash on hand and availability on our Credit Agreement. Operating cash flows reflect changes in working capital from our sequential growth.

Capital expenditures, net of disposals, were $12.6 million and gross cap-ex was approximately $18.6 million. As we enter our new fiscal year, we anticipate capital expenditures, net of disposals, to range from $80 million to $85 million during FY15. On our credit facility, borrowings increased approximately $44.7 million to support sequential growth and to fund the acquisition of Watts Brothers Cable Construction during Q4.

Now going to our outlook on slide 11. As we look ahead to the first quarter of FY15, we anticipate revenues which range from $490 million to $510 million. We expect network investments by several large customers, decreases from rural customers on stimulus projects, and some customer spending modulations as strategies adapt to a changing environment.

Gross margin percentage is expected to expand from the Q1-2014 results, reflecting an improving mix of growth opportunities, total G&A expenses reflecting scale and recent M&A. Stock-based compensation is expected at approximately $4.0 million for the quarter.

Depreciation and amortization on a combined basis is expected to range from $23.2 million to $23.6 million including amortization expense of $4.0 million in Q1-2015. Interest expense is expected to range from $6.7 million to $6.8 million. Other income from asset sales is expected to range from $1.0 million to $1.5 million. Taxes are expected to continue near a 40% effective tax rate during FY15.

The applicable factors are expected to generate an Adjusted EBITDA margin percentage in line with the Q1-2014 results, and earnings which are currently expected to range from $0.45 to $0.52 per diluted share. We expect approximately 35.1 million diluted shares during Q1 2015, with shares gradually increasing in subsequent quarters, reflecting the future vesting of equity awards.

Now going to slide 12. Looking ahead to Q2 of FY15, our expectations currently reflect normal winter weather patterns, continued industry trends of network investments, a headwind from rural customers on stimulus projects, and some customer spending modulations. These factors are expected to result in a revenue percentage growth in Q2 of mid-single digits compared to Q2 last year. Each year, our second quarter gross margins decline sequentially from our first quarter due to seasonality.

Our results are impacted by inclement winter weather, fewer available workdays during the holidays, reduced daylight work hours, and the restart of calendar payroll taxes. Q2 of FY14 was a challenging quarter on gross margins based on the extreme weather experienced across a large portion of the US. As we look to our Q2 2015, we have based our outlook on normal winter weather. If extreme weather conditions were to occur this year, as they did in 2014, our margins could be impacted.

We expect our G&A expense percentage to slightly increase year over year and to include non-cash stock-based compensation of approximately $3.6 million. Adjusted EBITDA margin percentage is currently expected to expand year over year and the result will be influenced by the gross margin factors I outlined.

Other factors influencing results include depreciation and amortization on a combined basis, which is expected to range from $23.4 million to $23.8 million. Interest expense, which remains sequentially in line, at approximately $6.7 million to $6.8 million and other income from asset sales, which ranges from $1.2 million to $1.7 million. Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Drew. Moving to slide 13. Within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets, we continue to win projects and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying fiber-to-the-home and fiber-to-the-node technologies to enable video offerings and in some instances, 1 gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber-to-the-node architectures are transitioning to fiber-to-the-home deployments.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable capital expenditures are expanding.

Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term, as well as planning to increase macro cell density. Industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells as well as macro cells. Dramatically increasing wireless data traffic may prompt further wireline deployments.

We believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives which in some cases are meaningfully accelerating and expanding in scope.

We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees, and the experience of our management team who have grown our business and capitalization many times before. Now John we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Tahira Afzal, KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Hi. Good morning, folks. Nice to see you back on track.

Steve Nielsen - Dycom Industries Inc - President & CEO

Thanks, Tahira.

Tahira Afzal - KeyBanc Capital Markets - Analyst

First question is, Steve, as you look at your -- when you talk qualitatively about accelerating growth on the revenue side, are we at the point past the fiscal second quarter when you could start to see double-digit revenue growth again?

Steve Nielsen - Dycom Industries Inc - President & CEO

We have not provided guidance out beyond the next first and second quarters of FY15, Tahira, but I think if you look at the industry environment for calendar 2015, it's as supportive of growth as any environment we've seen in a number of years.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. And then, Steve, if I was to go back to 2008, you've seen revenue growth on a compounded basis in the double-digits, in fact, around 16%. We've seen the gross margins pick up over that time frame as well but your G&A has kind of, as a percentage of revenue, sort of remained flattish.

So going forward, should we assume that most of your operating margin improvements are going to contribute to the gross margin line or do we start to see G&A sort of hit more of a steady-state at some point and hence decrease as percentage of revenues?

Steve Nielsen - Dycom Industries Inc - President & CEO

Tahira, well, if you are looking at a period that includes a very severe recession, I don't know exactly how to draw conclusions based on that broad a period. What I would tell you is that in an environment where we see multiple customers exploring large programs, that, that allows us the ability to make sure that, that work that we accept in the marketplace we're best at performing.

And I think given the environment, there's going to be plenty of that to do. I think that will generally mean that we will have leverage on G&A. Although, there will be necessary investments there to make sure that we perform in the way that our customers expect us to. So I think there's both an ability to be careful about that work which we undertake that will impact margin, but there's still going to be plenty of it to create leverage on the G&A line.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Okay. Good. I've got several other questions. I'll hop back in the queue. Thank you.

Operator

Simon Leopold, Raymond James.

Simon Leopold - Raymond James & Associates - Analyst

Thank you very much. First, if we could maybe knock out the housekeeping questions. Specifically, the split of cable/telco business and then rounding out your top 10 customer list.

Drew DeFerrari - Dycom Industries Inc - CFO

Sure, Simon. This is Drew. So the telco was at 61.2%. Cable was at 28.3%. Facility locating was at 6.5%. And then the electrical and other was at 4.0%.

As far as the next five customers, customer number 6 was at 5.4% of revenue and this is for a customer who has requested that we not identify them by name. Time Warner Cable was number 7, at 5.3% of revenue. Charter was number 8, at 4.4% of revenue. Ericsson was number 9, at 1.4% of revenue. And Frontier was number 10, at 1.3% of revenue.

Simon Leopold - Raymond James & Associates - Analyst

Great. And when you were talking earlier in the prepared remarks about some of the customer projects, you had mentioned Corning and I apologize. I think that's a new one to me on your customer last.

Given that they're not an operator, can you help us understand the nature of what you're doing with them? Is that similar to the Ericsson relationship where you're basically a subcontractor on an operator's project?

Steve Nielsen - Dycom Industries Inc - President & CEO

Sure, Simon. So we have done a number of projects with Corning over a broad period of time generally related on taking fiber all the way to the premise on a turnkey basis.

And in this particular case, over a pretty large geography, it made sense for -- one of our customers, that in this particular opportunity, to work with Corning and with us where Corning is taking the lead in the contractual relationship. But we also maintain lots of business with this particular customer directly. In this instance, this is what made sense for everybody.

Simon Leopold - Raymond James & Associates - Analyst

Okay. And then in terms of these 1 gigabit initiatives, there are obviously a number of your customers that are involved in them. Is there a metric you can give us to help us understand what percentage of your current revenue is driven by this kind of initiative? And then if you think about your backlog and you think about this project profile, what that percentage might look like about a year from now?

Steve Nielsen - Dycom Industries Inc - President & CEO

Well, certainly, it's increasing, Simon. I mean, we're not going to break the revenue out. I would tell you that in the backlog, there's over $150 million of projects at the end of the fourth quarter that were directly targeted to 1 gigabit deployments. So it's a big number. It's a growing number.

Clearly, we have a number of customers that are deemphasizing fiber-to-the-node approaches and for placing much more emphasis on taking fiber all the way to the home, far much deeper into their networks. And I mean, we see absolutely no indication in the marketplace that, that's going to slow. So I think a year from now, the number will be much larger.

Simon Leopold - Raymond James & Associates - Analyst

If it gets to be of acertain significance and maybe you can help us understand, is there a point where you would want to break it out?

Steve Nielsen - Dycom Industries Inc - President & CEO

I don't think we generally want to get into individual programs. I mean we provide pretty robust disclosure about what we do -- who we're working for and below the line. I don't know that, that would be a benefit to us competitively.

Simon Leopold - Raymond James & Associates - Analyst

Okay. Appreciate it. Thank you.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst

Thank you. Good morning, gentlemen.

Steve Nielsen - Dycom Industries Inc - President & CEO

Good morning, Alex.

Alex Rygiel - FBR & Co. - Analyst

Steve, can you quantify the wireless revenue in the quarter?

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. It was about 11%, just a little over $53 million.

Alex Rygiel - FBR & Co. - Analyst

Perfect. And in your canned remarks, when you were discussing backlog, you mentioned that it also anticipates new opportunities. Is that a suggestion that maybe your forecasting backlog that doesn't include signed contracts of some sort?

Steve Nielsen - Dycom Industries Inc - President & CEO

No. No. Absolutely not. These are all signed contracts. If it's not signed, it’s not in our backlog.

Alex Rygiel - FBR & Co. - Analyst

Perfect. And your new awards in the quarter were the strongest in 13 - 14 years. Unbelievable new awards in the quarter, which is very odd given that it's the July quarter. Any one or two project awards in the quarter that stand out that you'd like to identify?

Steve Nielsen - Dycom Industries Inc - President & CEO

Well, I mean I think, Alex, it's indicative of what we talked about in the remarks about the number of public announcements from our customers about these gigabit deployments as well as kind of the routine opportunities that we see to renew contracts that we already have in the business. But if you -- had a word count on gigabit in our customer press releases and in their earnings calls and investor presentations, it's clearly accelerating throughout this calendar year.

Alex Rygiel - FBR & Co. - Analyst

And lastly, revenue with Verizon was down quite a bit year over year. Did you lose market share there or are they possibly one of those customers that are modulating in a different fashion?

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. We have not lost any market share there. I mean, there are going to be customers that go up and down. I mean you'll see that CenturyLink's revenue was down also in that particular case. They've been very public about kind of revisiting fiber-to-the-premise versus fiber-to-the-node.

I think in Verizon's case, they've got a lot of things going on post the Vodafone sale and so they're making adjustments. We don't think it's forever but those do occasionally occur in the business.

Alex Rygiel - FBR & Co. - Analyst

Perfect. Thank you. I'll get back in the queue.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Hey. Good morning, guys.

Steve Nielsen - Dycom Industries Inc - President & CEO

Good morning, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

The -- you said in the slide deck that you are working in nine major metro areas. What are you doing in those areas right now? Is it kind of pre-construction work?

Steve Nielsen - Dycom Industries Inc - President & CEO

No. I mean we're underway -- a portion of those are engineering, but a majority of those are actual construction deployments so we're putting fiber in the air and in the ground and splicing it and doing all of those things that are necessary for customers to turn up networks.

Adam Thalhimer - BB&T Capital Markets - Analyst

I mean, do you have a sense for metro areas you might add over the coming quarters? Or is nine a pretty good number?

Steve Nielsen - Dycom Industries Inc - President & CEO

I think we're in the bottom of the first inning of this as a trend in the business. So I wouldn't expect that it would go down. How big it gets -- it will be a function of where we feel like we are best suited to provide good service to customers at the right returns to shareholders.

Adam Thalhimer - BB&T Capital Markets - Analyst

And then, Steve, I wanted to ask about the all other customers category because you finally saw growth there the first time in a number of quarters. What -- broadly speaking, what are you seeing from rural?

Steve Nielsen - Dycom Industries Inc - President & CEO

The rural work was as we expected, was down kind of year over year just under $11 million, as we had talked about in previous calls. We actually see the first quarter of 2015 -- this October quarter as kind of a maximum decline. We think it will be close to $20 million year over year and after that, it moderates pretty quickly.

I think the all other, in large part, was influenced by customer -- our number 6 customer and Time Warner that had pretty substantial year-over-year growth. Time Warner announced that they expect to spend about $4 billion in CapEx this year, which is sequentially up almost $1 billion so it's a big number.

Adam Thalhimer - BB&T Capital Markets - Analyst

And then lastly, what are your thoughts on liquidity and cash flow? Cash flow was negative in the quarter, which may be as to fund accelerating opportunities.

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. We're very comfortable with our liquidity. We have an interest payment in July; it's just the way that falls. And we are not concerned about liquidity. There was some working capital build because that's what happens when you're building with new customers.

Adam Thalhimer - BB&T Capital Markets - Analyst

And you feel comfortable that you can continue to build for customers without having to do something else?

Steve Nielsen - Dycom Industries Inc - President & CEO

We've got robust liquidity through the revolver and we don't see any issues around financial capability.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. Thanks.

Operator

John Rogers, DA Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Hi. Good morning.

Steve Nielsen - Dycom Industries Inc - President & CEO

Good morning, John.

John Rogers - D.A. Davidson & Co. - Analyst

Steve, just going back to sort of the pace of this rollout -- the big surge in fiber in the ground, I mean, you've been through a lot of these cycles before. And you've talked about this being a multi-year phenomenon.

But we're still not seeing really robust growth yet and you mentioned being in the first inning but how do you see this playing out? Do we see a surge of competitors coming into the market?

Or do the owners try to leapfrog in front of each other to build this out? Or does it just kind of grow over the next five years?

Steve Nielsen - Dycom Industries Inc - President & CEO

John. As always, it's at the beginning but I think what experience would tell us is that this is a long-term development. This is not just a six quarters or a year or two because these are big projects. When you change network architectures, they take a long time to deploy.

But I think what's interesting about this opportunity versus other industry opportunities is it's extremely broad so it encompasses not only our traditional telephone customers. It also includes the cable operators talking about gigasphere.

It includes some emerging entrants. It includes for us some wireless, and so I just think the breadth of the opportunity for us is really unprecedented compared to other cycles.

John Rogers - D.A. Davidson & Co. - Analyst

And specifically for Dycom, the advantage there -- I mean besides just the regional diversity and breadth that you have there, is it -- is there anything technically specific that gives you an advantage or disadvantage in it?

Steve Nielsen - Dycom Industries Inc - President & CEO

Well, I think John, to begin with, these things are not easy to build. We have lots of experience in the organization on how to build large project but that doesn't mean they're easy to do. And historically, in other opportunities or other industry environments where there was some new competition, it didn't fare very well and it didn't stay very long.

So I think if you look on the wireline, cable, and telco side of the business, I mean we are multiples of the next-sized industry participants and that doesn't mean we're perfect. That doesn't mean we don't have things to work on, but we start with much greater scale and technical capability than anybody else.

John Rogers - D.A. Davidson & Co. - Analyst

And I guess, lastly, I mean in the wireless side, you talked turf agreements and some of that, but are you looking at this as more discrete projects?

Steve Nielsen - Dycom Industries Inc - President & CEO

No. On the wireless side, we continue to see opportunities coming out of a number of carriers. I mean, I think as LTE gets deployed, you have both the coverage opportunity for those that are not complete with coverage and then you have capacity.

And then I would not underestimate even though there's been some slowing in kind of the long run opportunity around fiber backhaul. I mean, we are increasingly seeing kind of fiber to small cells incorporated in densification efforts for macro cells. So it's always in the interest of the carriers to get call or data off spectrum in the air and get it on the wireline network and we think that continues for a long period of time.

John Rogers - D.A. Davidson & Co. - Analyst

Then sorry, lastly, if I could. A couple of other contractors recently talked about some spot equipment shortages and -- or longer lead times for certain equipment? Are you running into that and what do you think about relative to cap-ex?

Steve Nielsen - Dycom Industries Inc - President & CEO

I would tell you that the magnitude of spend over the next several years has everybody in the industry making sure that they've got adequate capacity, particularly around fiber. It's not unusual. It's not something that we haven't seen before, but clearly, something that all of our customers are paying attention to.

John Rogers - D.A. Davidson & Co. - Analyst

Thank you very much.

Operator

Filomena Liggio, Clearwater Capital Management.

Filomena Liggio - Clearwater Capital - Analyst

Good morning.

Steve Nielsen - Dycom Industries Inc - President & CEO

Good morning.

Filomena Liggio - Clearwater Capital - Analyst

I'm hoping you can clarify some of your disclosures relating to your costs and estimated earnings in excess of billings. I saw in Q2 and Q3 that you expect that substantially all of your CIEBs will be billed to customers and collected within the next 12 months. Is this something new or are you just telling us that your balance going forward is going to go down? Or are you expecting to incur new CIEBs to replace ones you’ve collected?

Steve Nielsen - Dycom Industries Inc - President & CEO

Go ahead, Drew.

Drew DeFerrari - Dycom Industries Inc - CFO

No. That is -- we have work that we’re performing that replenishes that, so that's just normal course. As we do the work it initially hits CIEB, it gets billed out to accounts receivable and then turned into cash.

Filomena Liggio - Clearwater Capital - Analyst

And then you get new CIEBs. Okay.

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. We create it everyday of the week; it's just the normal flow.

Filomena Liggio - Clearwater Capital - Analyst

So you're not saying it's going to come down in the next year or so.

Steve Nielsen - Dycom Industries Inc - President & CEO

Well, we're always working to become more efficient in our billing practices. I mean the vast majority of the work that we do is measured in units that we count every day and bill to the customer every day. If we can create quicker turn cycles, we will. But it's just normal ordinary course for the industry and for us.

Filomena Liggio - Clearwater Capital - Analyst

And what gives you the confidence that you'll collect upon these CIEBs?

Steve Nielsen - Dycom Industries Inc - President & CEO

Have you looked at our customer list? I mean, there's not a better customer list from credit quality of anybody.

Filomena Liggio - Clearwater Capital - Analyst

Okay. Great. And I guess lastly, can you speak to why we see these balances growing in the last two years or so?

Steve Nielsen - Dycom Industries Inc - President & CEO

Because the company is growing.

Filomena Liggio - Clearwater Capital - Analyst

Okay. Great. Thank you.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi guys. Good morning.

Steve Nielsen - Dycom Industries Inc - President & CEO

Hey, Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst

I was just looking at these gigabit to the home deployments. I'm just curious, how you think about -- if that demands some investment or upgrade in the longer-haul transmission-type of architecture and any upgrades necessary in the central office or if you think there's enough capacity there?

Steve Nielsen - Dycom Industries Inc - President & CEO

That's a great question, Noelle. I mean, I think the vast majority of the long-distance network was installed between the mid-1980s and kind of 2000. There are some routes that are requiring reinforcement.

I think if you extrapolate total traffic growth, of which these -- if you upgrade the access network, you're going to create more traffic on the backhaul or the point-to-point network. I think that's possible. I wouldn't say that's a big driver in the business right now although there is a level of activity there.

On the central office side, or more broadly kind of central office switching head end work, I think that, that's also a possibility although I'm not sure that, at least for us, that's a substantial growth driver but certainly could be some opportunity there.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then are you starting to see any additional activity associated with this next phase of the Connect America Fund or is that still another potential driver?

Steve Nielsen - Dycom Industries Inc - President & CEO

Yea, no that actually is and we actually secured a pretty good award in August that's not reflected in our backlog. It will be at the end of the first quarter kind of $40million or $50 million worth of Connect America Fund work over the next 15 - 16 months. And that's real. We know where it is. We know what the projects are. So we feel good that, that's coming into the business also.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Shifting over to wireless, just because it's been AT&T's, the wireless has kind of slowed down there. It has been such a big topic in the quarter; I know it's not a huge piece of the business for you, but I guess in terms of what we're looking at, in terms of AT&T wireless cap-ex in the back half of the calendar year, for you guys, is that going to be significantly lower than you were anticipating? Or have you kind of been adequately conservative in your forecast when you were initially looking at the year?

Steve Nielsen - Dycom Industries Inc - President & CEO

We took a look at kind of what the monthly run rates were or the weekly run rates and there was a decline in May and June just slightly from April. And we have a forecast kind of at that level or a little bit below through the first quarter.

There may be some adjustments in the fourth calendar quarter but I would look at those as budget related and not particularly indicative of anything about the program one way or another; it's just things that happen every year.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then one quick question, if I may. Could you talk a little bit more about Watts Brothers, this acquisition that you made? It seems pretty small but just maybe if you could talk about the size and why it was attractive to you? That would be great. Thanks.

Steve Nielsen - Dycom Industries Inc - President & CEO

So Watts Brothers is about a $30 million in revenue business. Somebody that had a great reputation for service in kind of the upper Southeast and lower Midwest. And it was privately owned and it was just an opportunity that presented itself and it fit well and has integrated well.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. Thank you.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hey. Thank you. Steve, you talked about in your contracts, you highlighted the fact that you're looking at jobs that give you the highest likelihood of benefits to shareholders.

I'm assuming you're talking there about margins.

When business is busy, you can be a little bit more picky in terms of what you're looking at. Can you just talk to us about that in terms of what you're seeing on the competitive front in the next 12 to 24 months in your mind on those kind of jobs as it relates to margins and where you see the profile going?

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. I think, Alan, as we've done in past industry cycles, it's not necessarily directly what we think about margins. It's that when we have to grow capacity and the industry is going to have to grow capacity but when we have to grow capacity, we need to make sure that we deploy that capacity in ways that is of highest value to the customer and where we do the best job.

And in order to do that, we're going to have to make sure that we select those opportunities that work best for that customer, for us and for shareholders. So it's always a balancing act but when you've got to grow capacity, then you've got to balance it to make sure you get a return on capital that's commensurate with the increased investment.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. I just want to -- as a long-time follower of the business and someone who's been vocally frustrated with sub-20% -- sub-19.5% gross margins in a long time, and this year obviously has been disappointing. I'm assuming in this next cycle, we're not -- we're looking for something that starts with a 2 over time to get back to where we were in the earlier decade.

Steve Nielsen - Dycom Industries Inc - President & CEO

I think if you look at the environment that we're operating in, that we haven't operated in an environment in the last 10 years that's similar to this.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay.

Steve Nielsen - Dycom Industries Inc - President & CEO

Going forward --

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Also last cycle, let's call it the Internet bubble cycle, the fiber layer cycle, the 1997 to 20 -- or mid-1990s up to 2001, you made, I don't know, 17 or 20 acquisitions. You were very acquisitive in building the business. This cycle -- you haven't been preferring to use your money so far. I guess you haven't seen the cycle yet but let's assume this cycle so far, you've been more spending on the cap-ex side incrementally buying acquisitions.

Can you characterize for us how you think the next few years are going to go as it relates to whether you feel the need to build out more in terms of acquisitions or whether it's going to go much more towards working capital or cap-ex and buybacks? If you could just characterize for us --

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. I mean, clearly in the periods, you referenced the industry was much more fragmented. We were much smaller and so lots of acquisitions made sense. I think particularly post the acquisition, or the transaction we did with Quanta, but we're in a different place. We are 5 times the size.

We've got great geographic coverage and good customer relationships and our customers are much more consolidated today than they were in that time period. So we're always looking to do good complementary acquisitions no matter how small the business. We always learn something if we buy the right folks that can make us better, but we certainly do not need to deploy capital in acquisitions to be able to take advantage of this opportunity fully.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then lastly, maybe for Drew or for you, DSOs, someone previously referenced were the highest they've been. Can you just tell us was some of that influenced by the timing of the acquisition or as it relates to some of the legacy Quanta businesses, the customers in terms of the government?

Can you just talk a little bit about that in terms of why they're at 91 days and where it adjusted and where they can go over the next year? It's typically hard, I find, to cut DSOs or to cut working capital when business is growing so maybe talk to us on your strategy on that in terms of figuring out how to get the most out of your balance sheet.

Drew DeFerrari - Dycom Industries Inc - CFO

Sure, Alan. This is Drew. So there is some on the rural customers that you alluded to and then also I think when you got this sequential growth that happens in the quarter as well. I mean it's --

Steve Nielsen - Dycom Industries Inc - President & CEO

And then there were some acquired balance --

Drew DeFerrari - Dycom Industries Inc - CFO

And there are acquired balances in there as well.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

So do you see DSO -- is there something -- I always felt when you were putting in the new computer systems and training all the guys at the Quanta subsidiaries that when you acquired them, they pulled in, call it, 100 DSOs and merged with yours, which were a lot lower, over time, that you'd be able to work that down to something more industry standard it seems or at least Dycom standards for you guys.

Steve Nielsen - Dycom Industries Inc - President & CEO

If you look at our industry, we are at standard DSO. So we are not any different than everybody else. We have less pre-billings because we don't do percentage completion work but on the AR and the WIP side, we are in line. And I think, Alan, you can always do better.

We have a number of initiatives but we also have customers that have 60 day payment terms on accounts receivable. So there's always going to be some build-up to get to that contract term.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Thank you.

Operator

Tahira Afzal, KeyBanc Capital.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Hi. Thanks a lot, folks. Just had a couple of follow-ups on the gig of fiber build. Number one, if you look at some of these very small, independent small cable companies in certain regions like, for example, Smithville Communications is the largest independent provider in Indiana. They are going to start doing gig of fiber.

There’s Co-Mo Connect in Missouri, Canby Telecom in Oregon. These are just some examples. When we look at the opportunities that presents itself, should we be tracking only the larger customers that we hear of, or are some of the smaller more independent and regionalized carriers also in a sense opportunities in themselves in terms of scope?

Steve Nielsen - Dycom Industries Inc - President & CEO

Sure. I mean, we do lots of rural work. We did more rural stimulus work than anybody else in the industry. So certainly, we're not going to go customer by customer but we're familiar with the names that you listed.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Okay.

Steve Nielsen - Dycom Industries Inc - President & CEO

The way I think about rural and smaller customers is that is indicative of what society wants to have built that there is demand for, but the best way to play that has generally been through large, sophisticated customers that spend literally tens of billions or billions on networks every year.

So that's a good ancillary market. We play in that market. We have been very successful in the rural market but not at the top line going to be anywhere near as important as our major customers.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. And then Steve, if you look back to that big cycle you saw in early 2000s that was referenced earlier on as well but today -- how should we view the competitive environment for yourselves? Is this generally the same bunch of folks? Are you seeing more competition today versus at that time?

Steve Nielsen - Dycom Industries Inc - President & CEO

Well, we always have competition. We run our business thinking that customers always have choices because they do. But there's been a lot of consolidation in the business. If you think about the last 14 years, the number of companies that we've acquired that's been very targeted in the space has been more than anybody else by a wide margin.

And I think that's reflected in our ability to pursue the work well. I think honestly, Tahira, this is an industry that if we were having this call two years ago, people thought we were crazy for being as focused as we were on wireline.

And so I think there's an advantage to having a long-term perspective and a sustained effort in a market. It doesn't mean we won't attract competition. It doesn't mean that if we don't perform well that somebody won't figure out how to do it better than we can but it does give us perspective on what to work on and how to get better.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. And I promise last question on this. One of your clients who's been at the forefront of the whole gig of fiber movement, they don't have much infrastructure. So how should we be thinking when we try to extrapolate the size of the market?

How should we think about the mild spending that some of the more sort of established cable operators and telecom companies have to do versus someone who's doing this for the first time and has to build an infrastructure from scratch?

Steve Nielsen - Dycom Industries Inc - President & CEO

Well, I mean, broadly, obviously, the incumbents have existing infrastructure. They've all provided, they've sized kind of what they expect their spend would be on a cost per homes passed. You can take a look at their investor presentations. They've been all pretty clear on kind of what they expect. And so to me, it's a function of how many homes passed, what their expectations are on the spend and the period of time.

And I think when customers are large, like our customers, and they highlight a change in architectural approach, that you should assume that it's going to be a significant deployment over a fairly extended period of time; some will go faster some will go slower. But these people operate very large networks and they think very carefully before they make public announcements.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. Thank you very much.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst

My question has been answered. Thank you.

Operator

Noelle Dilts.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi. Thanks. Going to your look ahead at fiscal second-quarter, you talked about improving gross margins year over year and I think Drew kind of said more of a normalized gross margin. So I went back and I think over the last eight years, gross margin averaged about 17%.

And then if you just -- but if you just looked at FY13-- 2012 and 2013, it was closer to 18%. Can you give us any sense of if you're looking at kind of where you're thinking in that range given that it is a little bit broad, how you're looking at this coming fiscal second quarter?

Steve Nielsen - Dycom Industries Inc - President & CEO

I mean, clearly, we'll get it closer as we get closer, Noelle. I think, directionally, you are in the right range. There's been a lot of things that have occurred in the business in the last three and eight years. So trying to; picking the period drives the answer but we feel comfortable that if we get decent weather that we'll have better gross margins.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then just looking at G&A, again, you're talking about that for the second quarter being up a little bit year-over-year. I guess I'm just thinking about this.

You have your Quanta integration costs have come off. I know some acquisitions have come in but it seems like you have to be investing to some extent in SG&A for this anticipated growth. Can you talk about that a little bit? If that's some of what is driving maybe this SG&A --

Steve Nielsen - Dycom Industries Inc - President & CEO

We are clearly going to always invest in those systems that we anticipate that we need to improve for the Company to get bigger. And the other thing I think Noelle, just to not gloss over, I mean, when you have rural coming out of the business year over year at about $20 million, there are close-out expenses and G&A that's associated with that revenue where the G&A continues while you're finishing up the projects and the revenues gone.

So I think it's a normal thing. We'd always like to have lower G&A than we do. And we have a number of things we're working on to make that happen but what's more important than lower G&A in a growing demand environment is highly effective G&A, .right. Because the last thing you want to do when you have growth opportunities is under administer the business, right.

Noelle Dilts - Stifel Nicolaus - Analyst

Yes. Thank you.

Operator

Alan Mitrani, Sylvan Lake.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hey Steve. Like Noelle, I looked back going back many years and just talking about -- since the investment thesis for Dycom doesn't rely on calendar 2014 so I want to look forward to 2015 and 2016. Maybe you could talk about peak margins again back and forth because I looked back at your prior four peaks over last 15 years and it seems like we are meaningfully below where we had been.

Do you think the environment is conducive the way you're describing for calendar 2015 and into calendar 2016 for these kind of trends to really start accelerating in terms of getting you closer to what -- you would consider better returns and we would consider more profitable returns to shareholders?

Steve Nielsen - Dycom Industries Inc - President & CEO

I mean, I think, Alan, like anything, as the business grows, that this is not a step function business. This is a business where you grow margin incrementally as you add business and reduce business. And I think as you look out, as we've always said, there's nothing in the business structurally in a robust demand environment that says you can't get to mid-teens EBITDA, like we did, for example the last time was in FY07.

But there was a lot of damage done in the economy and the industry. I think we're coming out of that well and better positioned now than we've ever been before.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. But even though everybody's talking about all this gigabit spend, it also seems like there are a few acquisitions going on that haven't closed. And maybe you can also comment on the REIT deal from one of your customers looking to free up capital; maybe do you see that as a trend?

But on that issue with the deals, do you think the deals need to close and the new managements of the companies need to get together to really start seeing the acceleration on the spend such that it's more first quarter of 2015 were you guys start spending into the spring?

Steve Nielsen - Dycom Industries Inc - President & CEO

I think, generally, large M&A amongst our customers has generally been in part about expanding cap-ex. I think that's the 20-year history of the industry. So I don't see any reason to believe that, that's different.

I don't particularly see great risks about pausing although in the fourth calendar quarter as a number of other participants in the industry have talked about it. It's always somewhat uncertain compared to the rest of the year.

But there's no reason to believe that any of these mergers of which increased cap-ex and network deployment has been explicitly stated by the participants as one of the reasons why they're doing them. Why that wouldn't happen when that's the plan going in.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And on the REIT deal?

Steve Nielsen - Dycom Industries Inc - President & CEO

Yes. I think the REIT deal is very interesting. Congratulations to our customer there that -- kind of breaking new ground.

I think what's interesting is that a good portion of the tax savings is going into an increased forecast of capital intensity. I think that just reflects kind of competitive realities and where the technology is going.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

And then lastly -- sorry for hogging the questions but it is the end of August. Lastly on the -- second quarter, can you remind us for FY14, it was awful weather and I know you had to revise your numbers down. How much do you think you lost because of the bad storms?

Steve Nielsen - Dycom Industries Inc - President & CEO

I mean, it just wasn't -- we never quantified it at the time, Alan, but clearly, if you take an average, it was really bad. I mean, it was a tough quarter.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Great. Thanks a lot.

Steve Nielsen - Dycom Industries Inc - President & CEO

All right. John, we will take one more question, if there is one.

Operator

Actually, no further questions in queue.

Steve Nielsen - Dycom Industries Inc - President & CEO

All right. Well, we thank everybody for your interest and attendance on the call. We look forward to speaking to you before Thanksgiving after our first quarter. Thank you very much.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.